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                                                                  Exhibit (a)(4)

                          Offer to Purchase for Cash

                    All Outstanding Shares of Common Stock
          (Including the Associated Preferred Stock Purchase Rights)

                                      of

                           Orion Capital Corporation

                                      by

                             NTG Acquisition Corp.
                      an indirect wholly-owned subsidiary

                                      of

                   Royal & Sun Alliance Insurance Group plc

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON FRIDAY, AUGUST 12, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                  July 16, 1999

To   Brokers, Dealers, Commercial Banks,
     Trust Companies and Other Nominees:

  We have been appointed by NTG Acquisition Sub, Inc. ("Purchaser"), a Delaware corporation and an indirect wholly-owned subsidiary of Royal & Sun Alliance Insurance Group plc, a public limited company organized under the laws of England and Wales, to act as Dealer Manager in connection with Purchaser's offer to purchase all outstanding shares of common stock, par value $1.00 per share (the "Common Stock"), including the associated preferred stock purchase rights (the "Rights" and, together with the Common Stock, the "Shares"), of Orion Capital Corporation, a Delaware corporation (the "Company"), at $50.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 16, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER (AS DEFINED IN THE OFFER TO PURCHASE) THAT NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT. THE OFFER ALSO IS SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE INCLUDING THE CONSENT OF CERTAIN STATE INSURANCE REGULATORY AUTHORITIES WHICH ARE NOT EXPECTED TO BE RECEIVED UNTIL THE FOURTH QUARTER OF 1999. THE PARTIES EXPECT THAT THE EXPIRATION DATE WILL BE EXTENDED IN ORDER TO PERMIT THE PARTIES TO OBTAIN SUCH CONSENTS. SEE SECTIONS 11, 14 AND 15 OF THE OFFER TO PURCHASE.

  For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

  1. Offer to Purchase dated July 16, 1999;
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  2. Letter of Transmittal for your use in accepting the Offer and tendering
     Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares;

  3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed on a timely basis, prior to the expiration of the Offer;

  4. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

  5. A letter to stockholders of the Company from W. Marston Becker, Chief Executive Officer and Chairman of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 dated July 16, 1999, which has been filed by the Company with the Securities and Exchange Commission;

  6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

  7. A return envelope addressed to Citibank N.A. (the "Depositary").

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for Shares which are validly tendered prior to the Expiration Date and not theretofore properly withdrawn when, as and if Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares, or timely confirmation of a book-entry transfer of such Shares into the Depositary's account maintained at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase), pursuant to the procedures described in Section 3 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) all other documents required by the Letter of Transmittal.

  Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

  Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, AUGUST 12, 1999, UNLESS THE OFFER IS EXTENDED.

  In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and in the Offer to Purchase.

  If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

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  Any inquiries you may have with respect to the Offer should be addressed to the Information Agent or the Dealer Manager, and additional copies of the enclosed materials may be obtained from the Information Agent at the respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          Salomon Smith Barney Inc.

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER, OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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